Exhibit 99.2

UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

On January 2, 2009, PLX Technology, Inc. (“PLX” or the “Company”) completed the acquisition of Oxford Semiconductor Inc. (“Oxford”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated December 12, 2008.

For the purpose of the unaudited pro forma condensed combined financial statements, the acquisition was assumed to have occurred as of January 1, 2008 with respect to the unaudited pro forma condensed combined statement of operations and as of December 31, 2008 with respect to the unaudited pro forma condensed combined balance sheet.

The acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141R, Business Combinations – Revised 2007.  Under the purchase method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values.  The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill.  The purchase price allocation is preliminary since the valuation of the intangible assets is still being finalized.  Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.  Any revisions to the purchase price allocation are not expected to have a material impact on the statement of operations.

The unaudited pro forma condensed combined statement of operations does not reflect nonrecurring charges resulting from the acquisition transactions.  The nonrecurring charges resulting from the acquisition include interest expense on the note payable associated with the Merger Agreement.

The unaudited pro forma combined condensed financial information is for informational purposes only and does not purport to represent what the Company’s actual results would have been if the acquisition had been completed as of the date indicated above, or that may be achieved in the future.  The unaudited pro forma combined condensed statement of operations does not include the effects of any cost savings from operating efficiencies or synergies that may result from the acquisition.

The unaudited pro forma combined condensed financial statement, including the notes thereto, should be read in conjunction with the Company’s historical financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 filed on March 6, 2009.

PLX TECHNOLOGY, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
(in thousands)

	As of December 31, 2008		Pro Forma		Pro Forma
	PLX	Oxford	Adjustments		Combined

ASSETS
Current Assets:
Cash and cash equivalents	$6,865	$4,425	$-		$11,290
Short-term investments	32,677	-	-		32,677
Accounts receivable, net	5,712	1,616	-		7,328
Inventories	7,257	2,049	-		9,306
Other current assets	4,699	1,234	-		5,933
Total current assets	57,210	9,324	-		66,534
Goodwill	-	-	2,048	(a)	2,048
Other purchased intangible assets	-	-	9,040	(b)	9,040
Property and equipment, net	10,590	1,357	-		11,947
Long-term investments	7,585	-	-		7,585
Other assets	1,875	3,274	(717)	(c)	4,432
Total assets	$77,260	$13,955	$10,371		$101,586

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,003	$3,019	$-		$7,022
Deferred income	-	1,976	(1,976)	(d)	-
Deferred revenue	-	152	(152)	(d)	-
Convertible note payable	-	-	6,188	(e)	6,188
Accrued compensation and benefits	2,360	-	-		2,360
Accrued commissions	475	-	-		475
Other accrued expenses	1,219	3,399	270	(f)	4,888
Total current liabilities	8,057	8,546	4,330		20,933
Long-term liabilities	-	1,258	-		1,258
Total liabilities	8,057	9,804	4,330		22,191

Stockholders' equity:
Series A redeemable convertible preferred stock	-	11,178	(11,178)	(g)	-
Series B redeemable convertible preferred stock	-	9,860	(9,860)	(g)	-
Common stock	28	17	(11)	(h)(i)	34
Additional paid-in capital	132,159	12,379	(2,193)	(h)(i)	142,345
Accumulated other comprehensive income	104	-	-		104
Accumulated deficit	(63,088)	(29,283)	29,283	(j)	(63,088)
Total stockholders' equity	69,203	4,151	6,041		79,395
Total liabilities and stockholders' equity	$77,260	$13,955	$10,371		$101,586

PLX TECHNOLOGY, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
(in thousands)

	Year Ended December 31, 2008		Pro Forma		Pro Forma
	PLX	Oxford	Adjustments		Combined
Net revenues	$81,068	$37,003	$-		$118,071
Cost of revenues	32,786	18,010	(536)	(k)	50,260
Gross margin	48,282	18,993	536		67,811

Operating expenses
Research and development	27,091	13,813	-		40,904
Selling, general and administrative	24,124	13,948	-		38,072
Amortization of purchased intangible assets	742	-	3,400	(l)	4,142
Impairment of assets	54,272	-	-		54,272
Restructuring and severance	-	538	-		538
Total operating expenses	106,229	28,299	3,400		137,928
Operating loss	(57,947)	(9,306)	(2,864)		(70,117)
Interest income	1,521	101	-		1,622
Interest expense	-	(252)	-		(252)
Foreign currency remeasurement	-	634	-		634
Other income (expense), net	22	304	-		326
Loss before provision for income taxes	(56,404)	(8,519)	(2,864)		(67,787)
Provision for (benefit from) income taxes	126	(775)	-	(m)	(649)
Net loss	$(56,530)	$(7,744)	$(2,864)		$(67,138)

Basic net loss per share	$(2.00)				$(1.89)

Shares used to compute basic per share amounts	28,203		7,300		35,503

Diluted net loss per share	$(2.00)				$(1.89)

Shares used to compute diluted per share amounts	28,203		7,300		35,503

PLX TECHNOLOGY, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

On January 2, 2009, PLX Technology, Inc. (“PLX” or the “Company”) completed the acquisition of Oxford Semiconductor Inc. (“Oxford”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated December 12, 2008.

The unaudited pro forma financial combined condensed balance sheet as of December 31, 2008 is based on the historical financial statements of the Company and Oxford after giving effect to the acquisition adjustments resulting from the acquisition of Oxford.  The unaudited pro forma combined balance sheet as of December 31, 2008 is presented as if the acquisition had occurred on December 31, 2008.

The unaudited pro forma combined statement of operations for the year ended December 31, 2008 are based on the historical financial statements of the Company for the year then ended and Oxford’s financial statements for the year then ended after giving effect to the acquisition adjustments.  The unaudited pro forma combined statement of operations is presented as if the acquisition had occurred on January 1, 2008.

2. PURCHASE PRICE ALLOCATION

The total consideration paid for the transaction was $16,380,000, consisting of 5,600,000 shares at $1.82 per share, the closing price on January 2, 2009, the date the transaction was closed, and the fair value of the convertible debt liability as of January 2, 2009, of $6,188,000.

As a part of the Merger Agreement, the Company acquired all of the outstanding shares of capital stock of Oxford in exchange for 5,600,000 shares of common stock of PLX and a promissory note in the principal amount of $14,200,000 (the “Note”) that will be satisfied by either (i) the issuance of an additional 3,400,000 shares of common stock of PLX upon approval of PLX’s stockholders, or (ii) the repayment of the principal amount of the Note if such stockholder approval is not obtained by June 30, 2009.  Upon approval of PLX’s stockholders, the Note automatically converts into PLX common stock, and the implied conversion rate on the Note is $4.18 per share.  Several significant shareholders of the Company have reviewed the merger agreement and indicated that they will vote in favor of the conversion of the note, and therefore, we believe it is probable that the Note will convert to 3,400,000 shares.  The fair value of the convertible note was based on the closing stock price of $1.82 per share at the date of acquisition.  Under SFAS 141R, contingent consideration is recorded at fair value as of the acquisition date and changes to the fair value of contingent consideration are reflected through the statement of  operations.  Accordingly, changes in the fair value of the convertible note through the conversion date will be reflected in the Company’s statement of operations.  For example, an increase or decrease of $0.50 per share in the Company’s stock price would result in a corresponding increase or decrease of $1,700,000 in the fair value of the convertible note which would be recorded as a charge to operations.  It should be noted that while the convertible note has a 6% stated interest rate with interest payable in cash upon conversion of the note ($284,000 assuming conversion on April 29, 2009), a proforma adjustment for interest expense has not been included in the unaudited proforma statement of operations since it is a nonrecurring charge that will be included in the determination of net loss of the Company within a year of the acquisition of Oxford.

The allocation of the purchase price paid for Oxford is based on the estimated fair values of the acquired assets and liabilities assumed of Oxford as of January 2, 2009.  The allocation of the purchase price is preliminary since the valuation of the identifiable intangible assets is still being finalized.  While the final amounts allocated to assets and liabilities could change from the information presented in the unaudited pro forma combined condensed financial statements, the company does not expect changes to be significant.

The preliminary allocation of purchase price based on estimated fair values (in thousands):

Net tangible assets	$5,292
Indentifiable intangible assets
Existing and core technology	8,400
Trade name	600
Customer Relationships	40
In process research and development (1)	-
Goodwill	2,048
Total purchase price	$16,380

(1)	All recent design efforts have been toward improvements for products already in production.

Following is a reconciliation of the net tangible asses (in thousands):

Net equity per historical Oxford financial statements as of 12/31/08	$4,151
Adjustment for previously acquired IP (1)	(717)
Adjustment to deferred income (2)	2,128
Adjustment to assumed liabilities (3)	(270)
Net tangible assets	$5,292

(1)	Refer to item (c) in Footnote 3
(2)	Refer to item (d) in Footnote 3
(3)	Refer to item (f) in Footnote 3

Intangible assets

The fair value of intangible assets of $9.0 million has been allocated to the following asset categories:
				Estimated
	Preliminary	First Year	Amortization	Useful
	Fair Value	Amortization	Method	Life
Existing and core technology
USB and Serial Connectivity	$4,600	$2,300	Accelerated	3 years
Network Attached Storage	3,800	760	Straight-line	5 years
Trade Name	600	300	Straight-line	2 years
Customer Relationships	40	40	Accelerated	1 year
Totals	$9,040	$3,400

3. PRO FORMA ADJUSTMENTS

The unaudited pro forma combined condensed balance sheet and statement of operations gives effect to the following adjustments:

(a)	To record goodwill for the excess of cost over the fair value of acquired assets.

(b)	To record the preliminary fair values of Oxford intangible assets acquired.

(c)	To record fair value adjustment for purchased intellectual property license of $296,000 and the net book value Oxford’s previously acquired intangibles of $421,000.

(d)	To eliminate Oxford’s deferred revenue as no there was no performance obligation assumed to earn this revenue and no fair value was recorded upon acquisition.

(e)	To record the fair value of convertible debt issued as a part of the purchase consideration.

(f)	To record assumed liability associated with ship and debits payable to Oxford distributors related to Oxford’s deferred revenue which has no fair value as of the acquisition date.

(g)	To eliminate Oxford’s historical stockholders’ equity that included Series A and B convertible preferred stock.

(h)	To eliminate Oxford’s historical equity in common stock and additional paid in capital totaling $12,396,000.

(i)	To record the issuance of 5.6 million common PLX shares valued at $1.82 per share or $10,192,000.

(j)	To eliminate Oxford’s accumulated deficit.

(k)	To eliminate Oxford’s amortization associated with the book value of Oxford’s previously acquired intangibles.

(l)	To record amortization expense of acquired intangibles resulting from the Oxford acquisition.

(m)	Since the Company is in a net operating loss position with a fully reserved deferred tax asset, the income tax effect of the adjustments to the proforma statement of operations is assumed to be zero.

4. PRO FORMA COMBINED NET INCOME PER SHARE

The pro forma basic and diluted net income per share amounts presented are based upon the weighted average number of common shares outstanding during the period presented.  As the combined company incurred a loss for the period presented, the effect of dilutive securities has been excluded from the computation of diluted loss per share, as the impact would be anti-dilutive.  Since the Company has determined that it is probable that the convertible note issued in connection with the acquisition will be converted, the conversion of the convertible note into 3,400,000 shares is assumed to have occurred as of June 30, 2008.